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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 17, 1998, relating to the financial statements and financial highlights of UBS Private Investor Funds, Inc., which appear in such Statements of Additional Information, and to the incorporation by reference of our reports into the Prospectuses which constitute part of this Registration Statement.
We also consent to the references to us under the headings "Independent Accountants" in such Statements of Additional information.


                                             Price Waterhouse LLP
                                             1177 Avenue of the Americas
                                             New York, New York
                                             April 27, 1998



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